Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum consultants, we hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our audit letter and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2020, included in or made part of this Registration Statement on Form S-3, including any amendments thereto (the “Registration Statement”). We also hereby consent to the references to our firm contained in the Registration Statement, including in the prospectus under the heading “Experts”.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

W. Todd Brooker, P.E.
President

Austin, Texas

January 13, 2022